Exhibit 99.1

Corporate Profile

CHINA DIRECT TRADING CORPORATION

(“CHDT” or the “Company” or “China Direct”)

OTC BB-SYMBOL: CHDT.OB

NOTICE: This profile and the following executive summary are presented solely for information purposes and speak as of and are current only as of the 21st of February 2005. This profile is not an offer to sell securities or a solicitation of any offer to purchase securities. Any recipient should review the Company’s SEC filings at www.sec.gov in order to obtain current information about the Company. The Company undertakes no responsibility for updating this profile or executive summary.

Company:	China Direct Trading Corporation, a Florida
corporation with its Common Stock, $0.0001 par
value per share, traded on the OTC Bulletin Board
under the Symbol “CHDT.OB”. Incorporated in
1989 in Colorado and reincorporated in Florida in
2004. Company is a holding company engaged in
trading through its two operating subsidiaries:
Souvenir Direct Inc., a Florida corporation and China
Pathfinder fund, LLC, a Florida LLC.

Company’s Principal Executive Offices:

12535 Orange Drive, Suite 613

Davie, Florida 33330

(954) 474-0224

Fax: (954) 474-0228

The Company also maintains a sales office in Beijing, China.

Company’s Management:

Howard Ullman, CEO, President and Chairman

Jeffrey Postal, Director

Laurie Holtz, Director

Lorenzo Lamadrid, Director

Susan Xu, Director and manager of Beijing offices

Andrea Maragh, Secretary

Company’s Agents and Bank:

Bank- Suntrust

10000 Taft Street

Pembroke Pines, Fl. 33330

SEC Counsel:

Paul Richter, Attorney

7759 Desiree St.

Alexandria, VA 22315

Accounting Firm-Robison Hill & Co.

1366 East Murray-Holladay Rd.

Salt Lake City, Utah 84117-5050

Transfer Agent: Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, Suite 430

Denver, Colorado 80202

Tel.: 303-282-4800

Fax: 303-282-5800

Business Concept

CHDT is a global trading company involved in sourcing finished products and raw materials for distribution worldwide, however, China Direct focuses on trade between China and the US.

The Company is engaged in product development, manufacturing, distribution, logistics, and product placement to importers, distributors, theme parks, and mass retailers. By establishing relationships with various governmental agencies, public and private institutions, and private industries in China the Company aims to play a key role in assisting US companies that desire to move production or investments into China as well as helping Chinese firms grow through US distribution.

Market Sectors

CHDT has two wholly-owned operating subsidiaries.

Souvenir Direct Inc (SDI)- A 20-year souvenir and promotional products trading company that specializes in product development for importers and theme parks worldwide. The company’s top customers are Disney, Six Flags, Carlton Cards, SBG Global, and Great Mountain West Supply. SDI was acquired by China Direct in December 2003.

China Pathfinder Fund, LLC or “CPF” is a new start up organized in 2004 is involved in trading furniture and raw materials such as oil, scrap metal, coal, iron ore, and metallurgical coke. CPF has hired industry veterans to run the furniture and raw materials divisions.

Success Ingredients- “ The China Advantage”

CHDT and it’s subsidiaries have executives with extensive business experience in China. The decades of combined experience in doing business in China helps yield long term relationships with the Chinese government and commercial contacts. These relationships give the Company the ability to act as a facilitator of trade between the U.S. and China.

The Company’s business model is “make to order” only. The Company does not stock or warehouse any inventory. The Company does not offer financing terms and all orders require a minimum 30% deposit or verified Letter of Credit and the balance is required before goods are shipped. This model is profitable due to low overhead and little risk of bad debts. This is the same model practiced in Hong Kong by local trading companies for centuries.

The Company will continue to seek out experienced business people involved with China to expand its product lines and diversify the company into a trading powerhouse. The Company will do the same with its board, which currently has three out of its five members actively doing business in China.

Opportunities

The Company through it’s network in both the US and China has the ability to act quickly in sourcing any product for it’s customers. Board member Susan Xu runs the Beijing office with a staff of five and the US headquarters is run by Howard Ullman along with five employees. These ten executives have decades of combined business experience trading in China.

The Company sees a great opportunity in supplying China raw materials which the country become net importers over the past year due to colossal growth in their economy. The company also has the ability to introduce U.S or other foreign brands into the China Marketplace.4

Management Team

Howard Ullman	CEO, President and Chairman of CHDT and SDI

- Tulane University (BA Economics 1982)

- Owner and CEO of Magnet World Ltd. (1984) sold in 1999

- Owner and CEO of Souvenir Direct Inc. 2000 to 2003

- CEO, President and Chairman of China Direct since December 2003

Sophie Kaye	COO of China Pathfinder Fund

- Chinese born, current US citizen and fluent in English

- Beijing University.

Lee Corsen	VP of Furniture Sales for (CPF)

1972 furniture manufacturer in North Carolina

1992 sold all six factories to begin importing from China

1992 to present, a furniture consultant and buying agent

Robert Kaye	VP of Raw Materials Sales

Lived in Beijing for 5 years and married Sophie (1996)

Traded garments from in the 1990’s

Opened Kayeperfecta trading company to present

Lorenzo Lamadrid	Board Member

Yale University- BS, Chemical Engineering and Administrative Sciences

MS, Chemical engineering at M.I.T.

MBA, Harvard

FINANCIAL STATEMENTS: Attached hereto are the most recent Form 10K-SB and Form 10-Q fled by the Company with the Securities and Exchange Commission.

Equity Structure

Classes of Capital Stock: Common Stock, $0.0001 par value per share; and Series A Redeemable Preferred Stock, $0.10 par value per share.

Common Stock Shares Issued and Outstanding- 515,000,000 (75,000,00n the float)

Common Stock Shares authorized: 600,000,000

Common Stock Shares owned by management and insiders 425,000,000

Series A Redeemable Shares Issued: 77,000

Serial Preferred Stock Shares Authorized: 100 million

Business Strategy

The Business

SDI specializes in trading products between China and the rest of the world but with a focus on the US as the SDI headquarters is based in the US. SDI is engaged in product development, manufacturing, distribution, logistics, and product placement into mass retail. SDI has a talented graphic design department and handles sourcing, manufacturing, packaging, shipping, custom clearances, and door to door delivery.

The Marketplace

Worldwide, the souvenir, gift, novelty, and promotional products market is a $200 billion marketplace that is highly fragmented with sizable supply chain inefficiencies. Distributors, importers, trading companies and manufacturers, also known collectively as suppliers, control the business of buying and selling souvenirs, gifts and promotional products through an escalating supply chain. Normally each level of the supply chain adds 35% to 50% where price points are developed to generate profitable operations. Sales and marketing via print catalogs, trade shows, industry magazines, and one-to-one sales representative relationships generate the bulk of industry sales.

Since many of this industry’s products are manufactured in China, Europe and Latin America, buyers are seeking opportunities for sourcing information, samples, quantity, pricing, timing, logistics and delivery via a trusted channel partner who will deliver cross-border quality assurance and trade accountability. SDI has proven to be a trusted source.

Souvenirs are customized, low priced products created to remind buyers of an event or a place they have visited. These items generally require custom artwork. The most popular souvenirs include key-rings, coffee mugs, magnets, pins, caps, T-shirts, picture frames, glassware and water balls.

Promotional Products are those products that are either given away as a free gift to the end user or as free incentive items given to employees. These products usually have the logo of the giver imprinted on the product. Sometimes these products are given away free with a purchase. These items always include custom logo artwork. The most popular promotional products are: glassware, magnets, key-chains, apparel, bags, pens, caps, and computer accessories.

Gift items often include the same items as the souvenir or promotional items, but most are generic where custom art or logos are not a factor. Therefore, they are much easier to purchase on and offline. The most popular gift items include picture frames, figurines, apparel, sporting goods, toys, games, plush toys, magnets, luggage and accessories, and jewelry.

Our Market Advantage

The Company has identified its Market Advantage and believes that it can grow its business model through acquisitions and increased marketing and internal infrastructure.

Buying Power The key element in achieving success has been the Company’s ability to infiltrate numerous sectors throughout the souvenir trade. From the largest retailer to the largest theme parks to NASCAR and sports merchandise, the Company believes that it is creating a community of buyers willing to focus their spending on its most popular selling product lines. Establishing this buying power represents a potentially unbeatable weapon in the struggle prevail over other competitors. Most of the Company’s competitors reside in Hong Kong or China with just a few competitors located in the U.S.

Low Overhead: SDI is not an importer and does not have a warehouse. This company does not carry inventory or receivables. Customer pay a 30% deposit at order placement and pay the balance a week before goods leave overseas. Goods move through contracted forwarders warehouses directly to trucking companies who deliver the goods. In many cases the company simply delivers goods to a Hong Kong forwarder of their customer’s nomination and no other services are then required by China Direct Trading Corp. SDI has a large showroom in its corporate headquarters where buyers world wide visit to source the products they need.

Delivering on the Promise of Logistics and Fulfillment: The company has an edge on all other Hong Kong trading companies in that its corporate headquarters are located in the United States. This gives the company the ability to offer U.S. customer’s logistics and customs clearance services. This has always been a key competitive element in overseas commerce, as well as a hurdle to inexperienced overseas buyers.

SELECTED 2004 CUSTOMER LIST

Walt Disney World	Mounted Memories	Wal-Mart
Disneyland	Hallmark	Olympic Merchandise
Euro Disney	Accessory Brands	Six Flags

GEOGRAPHICAL DISTRIBUTION NETWORK

USA	Ecuador	New Zealand
Cayman Islands	Barbados	U.K.	Nassau
Bermuda	Israel	Scotland	Malta
Holland	Dubai	Honduras	Turkey
France	Mexico	Dominica	Greece
Italy

Current Business Processes

Current Business Process

A new order going through a trading company like China Direct is typically handled in the following manner: the buyer indicates a need for 25,000 ponchos imprinted with their client’s logo. This order would have a specific delivery time. Knowledge of various factory’s products and delivery schedules allow China Direct’s personnel to identify the right factory and, in most cases, the Company can overnight a sample from their existing collection of samples and confirm a price within 24-48 hours which includes the product’s cost and all of the customs, freight and other added-value services.

Once the sample is approved and the buyer delivers (via disk or email) artwork, the trading operation collects the setup fee, and places the order with the factory. Once the production sample is received and the customer approves the order, the trading operation collects 30% of the order. Typically, these orders are placed with factories with long standing relationships, so no money changes hand with the factory until the order is ready to be shipped. At that time the buyer pays the remaining 70% to trading operation. The trading operation then remits the cost to the factory and keeps the difference as profit. Buyers do not deal directly with the factory; they negotiate with and purchase all goods directly from the trading operation. The trading operation then delivers the goods to its customer and bills them for all freight, duty, and brokerage charges.

Services and Revenue Assumptions

The Company’s trading operations earn revenues from the following services:

Revenue Assumptions for Services	Average Range of Revenues
Art procurement	$45 per design
Mold fees	20%
Product	30% to 50%
logistics	0%
Local freight	0 to 20%

Competition

There are only a handful of pure trading companies like China Direct in the U.S. and even less in Europe. Most will be targeted to increase our customer base and distribution network.

Growth and Rollout Plans

Strategy for Implementation and Growth

Leverage core competencies and global presence

Leverage lower prices and financing packages

Pursue aggressive buyer and supplier acquisition strategies

Leverage global logistics experience

Leverage the best-of-breed e-marketplace solutions

Build strong brand recognition in the Industry

Generate multiple revenue streams

Marketing Strategy

The Company’s subsidiaries have developed a comprehensive sales and marketing plan directed to its targeted buyers and suppliers – it is based on direct marketing and sales efforts supported by advertisements.

21,000 US-based Promotional Products Distributors (ASI)

4,000 European based Promotional Products Distributors (PSI)

5,000 US-based factories

250,000 buyers worldwide (Souvenir, gift, promotional products, house wares, printers, event planners, and mass merchandisers)

The Company’s subsidiaries plan to use direct mail brochures and a CD-ROM that outlines the features and benefits of the Company’s programs. This information will be disseminated via trade publication advertisements, press releases, direct mail campaigns, internet marketing and trade show conferences.

The Company has registered to participate in 10 domestic and international trade shows during the next 12 months and looks to continue to add more shows in the future.

Expansion Plan

The Company is exploring sources of funding to provide the necessary working capital to implement the Company’s current business plans. The use of any such funding would be to quickly ramp up the trading model of the Company by increasing its exposure through print advertising, more gift shows, and the Internet. China Direct has a sound model for making money and is now looking at increasing its exposure. This can quickly be done with the help of more staff.

The Company plans to attack the ad specialties industry which it has not done even though orders from that sector are received every few weeks through listings on one industry database. The Company will print 20,000 “Overseas Volume Buyer’s Guide” books and distribute them to all the distributors in the industry which generate over 20 billion in sales per year. China Direct will also hire two 20 year veterans who are waiting to get started.

SDI sells a few hundred thousand dollars worth of product at each gift show it attends. The company currently goes to five to six trade shows a year, three of which are outside of the US. With this funding the company will attend 15 shows a year which should increase sales by two million dollars next year.

Lastly, China Direct wants to hire an experienced CFO to assist in managing the Company and its subsidiaries.

Budget

Gift Shows	15 gift shows	$75,000
Print	25,000 brochures, postage	$75,000
Advertising	Hk and US trade magazines	$50,000
Staff	2 salespeople	$80,000
Staff	1 additional Secretary	$25,000
IR	Investor Relations	$40,000
Acq.	Acquire Magnet World	$250,000

Total growth budget		$595,000

China Pathfinder Fund Business Strategy

China Pathfinder Fund or “CPF” is a general trading company currently involved in the manufacturing and or sourcing of raw materials for buyers worldwide. CPF also acts China Direct’s business development arm. The company has two current vertical businesses in the manufacturing and distribution of furniture and the sourcing of raw materials.

Furniture:

The furniture division of CPF is run by a 40-year veteran of furniture manufacturing and distribution. Lee Corson owned and operated six manufacturing plants in North Carolina and Mississippi. In 1992 he recognized China would eventually take over the manufacturing of furniture. He was one of the first people to go to China to import furniture to the US and he has been a consultant to US manufacturers and retailers for the last 15 years. His customers’ in the past have ranged from manufacturers like Henredon to retailers such as Ethan Allen, Rooms to Go and Baer’s furniture.

As previously and publicly announced, CPF currently has an exclusive agreement with a large manufacturer for bedroom, Living and dining rooms, kitchen, and office furniture located in Beijing. CPF is also exploring a joint venture opportunity with one or more Chinese furniture manufacturers in order to have a captive manufacturing source and to further establish its commercial roots in China.           There can be no assurances that such a joint venture will materialize.

Based on possible deals in the pipeline, CPF is optimistic at this point about the furniture division of CPF showing revenues in FY2005.

Raw Materials

CPF recognizes a huge void in China’s need for natural resources such as coal and iron ore. The company has many industrial contacts and active buyers of these materials through Susan Xu, Robert Kaye, and board members. Robert Kaye, a minerals commodity trader, has been hired to locate the supply needed and sell to our China customers. Our goal is to launch China Direct into the global arena of trading raw materials.  CPF also has potential Chinese sellers of metallurgical coke and is currently exploring possible buyers in the U.S.

CPF, through it’s long term relationships in China looks to position itself as a supplier to both government and industry of these needed raw materials. Last year was the first year China went from an exporter of oil to an importer of oil and the same is true for almost all other raw materials. The timing is right for CPF to find the suppliers around the world and deliver to the buyers in need. This year is a sellers market for raw materials as prices continue to rise.

Acquisitions

As part of its current plan, China Direct is looking to acquire similar profitable trading vehicles in any of its vertical businesses or a new business. As previously announced to the public, the company wishes to close on it’s first acquisition in the 1st Quarter of 2005.    The targets are Magnet World Ltd., a profitable magnet trading company as well as a registered Hong Kong trading company called Magnet World. These acquisitions would significantly increase our souvenir and promotional products vertical. China Direct looks to make other acquisitions of companies operating on our revenue model.

China Direct is also actively exploring other acquisition targets in China – at this time there is no firm or binding agreement and there can be no assurance that any deals will result in consummated acquisitions.

Management

Howard Ullman, Chairman and CEO. The Company’s founder has spent the last 21 years in the souvenir, gift and promotional products industry. Howard founded, operated and successfully sold Fason, an importer of magnets, in 1996; founded and operated Magnet World, an overseas manufacturer of magnets, in 1984 and sold the company in 2000; and founded, operated, and sold Magnet Hut, a magnet retailer, to his partner in the 4th quarter of 2000. When he moved American magnet technology to China to establish a successful joint venture in the Guangzhou province of China, he launched a manufacturing company that, over the last 20 years, has sold more than 100 million magnets, to more than 400 large volume buyers in approximately 75 countries. In 2002 Howard launched Souvenir Direct Inc, to leverage his Far East supplier network and to broaden his product line into thousands of customizable gift items ranging from mugs, key chains, and glassware to hats and lapel pins. Ullman has owned and operated companies on every level of the supply chain in these industries. Prior to entering this field, Howard started a regional stock brokerage firm that was successfully sold to a competitor in 1983. Howard has a Bachelor’s Degree in Economics from Tulane University, 1982.

Robert Kay-V.P. Of Energy Sales.

Robert has been doing business in China since 1972. He has owned and operated numerous production businesses in China and lived in Beijing for five years. He wife Sophie is COO of CPF and is Chinese and together they have many contacts in China. Robert has been operating his own raw materials trading company before coming to China Direct. He is a major asset with mineral contacts worldwide and he runs the Company’s energy department

Susan Xu-Director

Mrs. Xu was a board member from 2000 to 2003 and was removed by the new management of CHDT in 2003. This year CHDT management rekindled the relationship and Mrs. Xu has become a major support to The company’s China activities including running China Direct’s China office. Mrs. Xu graduated in 1983 with a Bachelors degree from Yan Jing Overseas Chinese University. She is currently the general manager of Asia-European Bridge Corporation, Ltd.(AEB) AEB specializes in international business transactions primarily in the high technology and raw materials sectors. Mrs. Xu also provides consulting services to foreign businesses who seek to do business in China.

Lorenzo C. Lamadrid-Director

Mr. Lamadrid is Managing Director of the Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China as well as provides business advisory services and investments with a particular focus on China and share holder value creation.

Mr. Lamadrid is also a member of the International Advisory Board and the Executive Committee of Sirocco Aerospace, an international aircraft manufacturer and marketer. Additionally Mr. Lamadrid is a Director and founding partner of the Fairchild Capital Group, a firm specializing in basic industries and infrastructure investments in China.

Prior to his current role Mr. Lamadrid was President and Chief Executive Officer of Arthur D. Little, Inc. based in Cambridge, MA. Before joining Arthur D. Little, Mr. Lamadrid was President of Western Resources International, Inc., a subsidiary of Western Resources, Inc., and Managing Director of The Wing Group, and a subsidiary of Western Resources that develops large-scale international electric power projects.

Prior to joining Western Resources, Mr. Lamadrid was a Corporate Officer at General Electric Company where he served as Vice President and General Manager of GE Aerospace, a $5.5 billion business, where he was responsible for International Operations ($1.2 billion in revenues), domestic marketing and business development activities ($4.3 B in commercial and government revenues), and strategy development for the overall Aerospace Group. During his tenure, he led the turnaround of GE’s international operations, led the transformation of the Group into a global business, and capitalized on hidden technology capabilities through highly profitable new commercial business activities internationally.

While at GE, Mr. Lamadrid also served as Corporate Staff Executive for strategic planning and business development. Working closely with the office of the CEO (early in Jack Welch’s tenure as Chairman), he was responsible for strategy development in GE’s international operations, as well as for the company’s overall international corporate strategy. Mr. Lamadrid also served on the Board of Directors of the General Electric Trading Company, GE/RCA Licensing Operation, Toshiba Electronic Systems Company (Japan), Ltd., and the Philadelphia World Affairs Council.

Before joining GE, Mr. Lamadrid was a Senior Manager at The Boston Consulting Group. He was also a founding investor of the Boston Beer Company (Samuel Adams), which is now the largest microbrewery in the United States.

Mr. Lamadrid graduated magna cum laude with a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, earned an M.S. in Chemical Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the Harvard Business School.

Jeffrey Postal-Director

Mr. Postal is a businessman and former dentist in Miami, Florida. Mr. Postal owns or founded: Sportacular art, a company that is licensed by the NFL,MLB, and NHL to design and manufacture sports memorabilia for retail distribution in the US. Weston Sports Management, which arranges appearance of athletes at major retail companies around the country; DJP Consulting, a marketing consulting company servicing companies conducting business on the internet; Datastream Card Services, which provides billing solutions for companies conducting business on the internet. He is also the principal of two dental treatment centers, one being the largest cranio-facial pain and trauma centers in Florida and has served on the board of directors since 2004. Mr. Postal received a DMD from Temple University in 1984.

Laurie Holtz-Director

Mr. Holtz is known as the father of forensic accounting as he pioneered the niche accounting business of finding missing money from companies engaged in fraud or going through bankruptcy. He is a certified public accountant practicing in the greater Miami, Florida region for over 30 years. Mr. holtz has worked as a forensic auditor in a number of high profile cases over the years. Mr. Holtz is also the father-in-law of CEO Howard Ullman. Mr. Holtz has served on the board since 2004.

END